SEPARATION AGREEMENT AND GENERAL RELEASE

Separation Agreement and General Release (“Agreement”) between Mistras Group, Inc. (“Mistras” or the “Company”) and Jonathan Wolk (“Employee”). The following promises represent full and mutual consideration for the Agreement.

1.Employment Status; Payments by Mistras. (a) Employee’s full time active employment with Mistras terminated effective February 8, 2023, at which time Employee shall no longer be an officer of Mistras and shall no longer be designated a Mistras officer for purposes of Section 16 of the Securities Exchange Act of 1934. Employee shall then be immediately placed on inactive, administrative, unpaid leave, which shall terminate, and his status as a Mistras employee shall terminate, on the earlier of (a) the day Employee rescinds this Agreement as provided in Section 12 below, (b) November 15, 2024 or (c) the day Employee violates the covenants set forth in Section 7(a) below (the “Inactive Leave Period”).

(b)    If Employee (a) signs this Agreement, (b) does not rescind this Agreement subsequent to signing it as provided below, and (c) complies with its terms, then as consideration for Employee’s promises set forth in this Agreement, Mistras shall pay Employee severance equal to one year salary of Employee as of the terminations date, or $436,100. This amount will be paid in biweekly payments on the regularly scheduled company pay dates for corporate employees, the first such date to be as soon as practicable after the end of the rescission period provided in Section 12 below, expected to be March 17, 2023. Employee shall also be paid any accrued vacation time for which he has not been paid or which has not been used. All these payments will be net of all applicable withholdings and deductions for federal, state and other applicable taxes and employee’s contribution to healthcare and other benefits. The bi-weekly payments shall be paid as follows: (i) 26 bi weekly payments beginning March 17, 2023 until March 1, 2024, at a rate of $16,042.31 per bi-weekly pay period (for a total of $417,100.00), then (b) 19 biweekly payments beginning March 15, 2024 until November 22, 2024, at a rate of $1,000.00 per bi-weekly pay period (for a total of $19,000.00).

(c)    Employee shall be paid the annual cash bonus in March 2023 which is scheduled to be paid to executive officers of Mistras based upon the actual performance of Mistras for 2022. For 2023, Employee shall be paid a pro rata portion (39/365) of the annual cash bonus paid he would have been paid for 2023 as an executive officer of Mistras based upon the actual performance of Mistras for 2023.

2.Benefits. Mistras agrees to continue medical, dental, vision, and prescription benefits in which Employee is currently enrolled during the Inactive Leave Period. During the Inactive Leave Period, Employee will continue to be covered by the Mistras life insurance plan. No other benefits will be provided (such as disability) and Employee shall not longer be eligible to contribute to the Mistras 401-K savings plan. Upon termination of the Inactive Leave Period, any and all benefits in which Employee participated or was eligible to participate under Mistras’ employee benefit plans, agreements and arrangements shall terminate (subject to whatever terms apply to terminated employees). Employee will be entitled to continue coverage under Mistras’ healthcare benefits in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, or COBRA. If Employee is employed with an employer who provides healthcare benefits to its employees, and Employee is eligible to enroll in such healthcare benefits at any time during the Inactive Leave Period, then Employee’s participation in and coverage by the Mistras healthcare benefits shall terminate on the later of (i) February 28, 2024 or (ii) the date in which Employee is eligible to participate in such new employer’s healthcare plans.

3.Equity Awards. During the Inactive Leave Period, any unvested restricted stock units (“RSUs”) awarded to Employee will continue to vest. If Employee does not exercise his rescission rights in Section 12 and does not violate the covenants in Section 7(a) below, (i) any

RSUs granted to Employee that would otherwise vest on or before November 15, 2024 shall not be forfeited and will vest on their scheduled vesting date and Employee shall be entitled any shares to be issued upon such vesting. Employee agrees that no shares will be received or earned from any outstanding performance share unit awards. Any vesting of equity awards shall be subject to any statutory or required withhold, consistent with Mistras’ practices. Any equity awards which would vest after November 15, 2024 are forfeited.

4.Acknowledgement of Payments; Other Disclosures. (a) Employee acknowledges and agrees that Mistras has paid in full to Employee all of Employee’s wages, commissions, bonuses and accrued vacation pay that were (and will ever be) owed to Employee, and that Mistras and its Affiliate owe Employee no other wages, commissions, bonuses, vacation pay, employee benefits, equity-based compensation, expense reimbursement or other compensation or payments of any kind or nature, other than as specifically provided in this Agreement. Employee represents that Employee does not currently suffer from any work-related injuries of which Employee is aware and Employee is not currently being treated for any work related injuries or illnesses. Employee acknowledges that the severance payments and all other payments and benefits received pursuant to this Agreement are payment as settlement and in satisfaction in full of any and all claims Employee has or may have at any time pursuant to any agreement or arrangement with Mistras, or as a result of Employee being employed by Mistras.

(b)    Employee is not aware of any violations by Mistras or its officers of any securities laws, including the Securities Exchange Act of 1934, Sarbanes-Oxley Act of 2002, Dodd-Frank Wall Street Reform and Consumer Protection Act, any anti-corruption or anti-bribery laws, including the Foreign Corruption Practices Act, or any other material violations of law.

5.Mutual Cooperation. (a) Mistras agrees not to contest any claim Employee may make for unemployment insurance benefits arising out of Employee’s separation from employment with Mistras.

(b)    As a former named executive officer of Mistras, employee agrees to complete a standard officer questionnaire and related items need to assist Mistras for the preparation of its 2023 proxy statement and 2022 annual report.

6.General Release. Employee releases Mistras Group, Inc. and each of its Affiliate, and all other affiliated entities, as well as all their respective current and former employees, officers, directors, agents, shareholders, assigns, successors, heirs, predecessors in interest, joint ventures, and affiliated persons and all persons acting by, through, under, or in concert with any of them (each a “Released Party” and collectively “Released Parties”) from all liabilities, causes of actions, charges, complaints, suits, claims, obligations, costs, losses, damages, injuries, rights, attorneys’ fees, liens, and any other legal responsibilities of any form or nature whatsoever, whether known or unknown, suspected or unsuspected, fixed or contingent, which Employee has or may claim to have in any way, directly or indirectly, arising from or related to Employee’s employment with and separation from Mistras or any of its Affiliates, any agreement concerning such employment, or the termination of such employment, including, but not limited to, any and all claims of wrongful discharge or breach of contract, including for breach of any alleged promises or contracts, whether written or oral, any and all claims for equitable estoppels, any and all claims for employee benefits, including, but not limited to, any and all claims under the Employee Retirement Income Security Act of 1974, as amended, the Family and Medical Leave Act of 1993, and any and all claims of employment discrimination on any basis or of unlawful retaliation, including, but not limited to, any and all claims under Title VII of the Civil Rights Act of 1964, as amended, under the Age Discrimination in Employment Act of 1967, as amended (“ ADEA ”), under the Civil Rights Act of 1866, 42 U.S.C. § 1981, as amended, under the Americans With Disabilities Act of 1990, under the Civil Rights Act of 1991, under the

Sarbanes-Oxley Act of 2002, under the Immigration Reform and Control Act of 1986, as amended, under the New Jersey State labor or employment law and/or any other Federal, State, or local law, constitution, ordinance or regulation; and any claim for attorneys’ fees, experts’ fees, disbursements or costs; which Employee, Employee’s heirs, executors, administrators, or assigns ever had, may now have, or hereafter may have, by reason of any matter, cause, event or thing whatsoever occurring at any time on or before the date of Employee’s execution of this Agreement. This release does not extend to rights Employee may have to enforce the provisions in this Agreement. In summary, Employee hereby knowingly and voluntarily release any and all claims Employee has or may have against Mistras and the other Released Parties, whether such claims could be based on a statute, contract, tort or otherwise, except for those obligations of Mistras arising out of this Agreement. This Agreement and the above release also do not waive Employee’s right to file a charge with an administrative agency and Employee’s right to participate in any agency investigation. Employee is waiving, however, any right to recover money in connection with any agency charge or investigation. Employee is also waiving any right to recover money in connection with a charge filed by any other individual, by the Equal Employment Opportunity Commission, or by any other city, local, state, or federal agency.

7.Non-Compete. Employee shall not, directly or indirectly, on the Employee’s own behalf or on behalf of any Person other than Mistras, at any time on or before November 15, 2024, anywhere in the United States or Canada: (i) (A) engage in, have an equity or profit interest in, or lend money to, or manage, operate, or work for any person, firm, corporation, partnership, or business (whether as a director, officer, employee, agent, representative, partner, security holder, consultant, or otherwise) that engages in any Competitive Business (as defined below), or (B) establish any business relationship with any third party for any business purpose engaging in any Competitive Business, or (ii) employ, recruit, or otherwise solicit or induce any employee, consultant, customer, client, or supplier of Mistras or any Affiliate to (A) terminate its employment or other business arrangement or relationship with Mistras or any such Affiliate, or (B) otherwise change its relationship with Mistras or any Affiliate. Anything contained in this Section to the contrary notwithstanding, an investment by the Employee in any publicly-traded company in which the Employee (either individually or together with other members of a group) exercises no operational or strategic control and which constitutes less than 1% of the outstanding shares of such entity shall not constitute a breach of this Section. As used in this Section, (1) “Affiliate” means any entity controlling, controlled by or under common control with Mistras; (2) “Competitive Business” means the business of providing non-destructive and asset integrity testing, inspection, analysis, evaluation, management, engineering and monitoring services, products or systems, and including the offshore business performed by the Nacher division of the Company, and any business that provides data or digital products, services or platforms similar to those offered or being developed by the Company.

(b)    If Employee shall violate Section 7(a), then (i) the Inactive Leave Period shall immediately terminate, (ii) any unvested equity awards shall automatically terminate, and (iii) Mistras shall have no further obligations to make any payments set forth in this Agreement.

(c)    Employee shall not during the Inactive Leave Period and for two years thereafter, directly or indirectly, orally or in writing, publicly or privately, disparage Mistras, any of its products, services or practices, or any of its directors, officers, employees, agents, representatives or Affiliates, either orally or in writing. Neither Mistras, its Affiliates nor any of their directors or officers shall during the Inactive Leave Period and for two years thereafter, directly or indirectly, orally or in writing, publicly or privately, disparage Employee, either orally or in writing to any person who is not an officer or director of Mistras or its Affiliates.

8.Confidential Information. (a) Employee shall keep confidential, and shall not hereafter, directly or indirectly, appropriate for his own use, or disclose, furnish or make available to any person, firm, corporation, governmental agency, or other entity, any trade secret, proprietary information, or confidential information of Mistras and its Affiliates, including, but not limited to, information relating to trade secrets, processes, methods, pricing strategies, customer lists, customer contacts, marketing and sales plans, costs and pricing data, financial reports, strategic plans, and other confidential business matters (collectively, “Confidential Information”).  Employee and Mistras shall keep the terms and amount of this Agreement confidential, and shall not hereafter disclose any information concerning this Agreement to any person, firm, corporation, governmental agency, or other entity, without the prior written consent of the other party; provided, however, that either party may disclose this agreement and such information to its financial, tax and legal advisors or to the extent required by law. Employee recognizes that all Confidential Information, whether developed by Employee or by someone else, will be the sole exclusive property of Mistras or Mistras’ customers or clients and if Employee is in possession of any Confidential Information, Employee shall promptly return it to Mistras and shall not retain any copies of Confidential Information.
(b)     Notwithstanding anything to the contrary set forth in this Agreement, the term “Confidential Information” as used in this Agreement shall not include any information that is or was: (i) already known to Employee on a non-confidential basis at the time that it was disclosed to Employee as demonstrated by Employee’s pre-existing, contemporaneous written records demonstrating such knowledge; (ii) in the public domain through no fault or wrongful act of Employee; or (iii) approved for public release by express written authorization of Mistras.

(c)    Notwithstanding anything to the contrary set forth in this Agreement, Employee shall be entitled to disclose Confidential Information to the extent required by any applicable law, rule or regulation or governmental, regulatory or supervisory agency, body or authority ; provided, however, that the Employee shall have given Mistras prior written notice of any such request or requirement (including the terms of, and circumstances surrounding, such request) so that Mistras may seek (at its own expense) an appropriate protective order or other appropriate remedy and/or waive compliance with the provisions of this Section.  If such order or other remedy is not obtained, or Mistras waives in writing compliance with the provisions of this Section in that specific instance, Employee will disclose only that portion of the Confidential Information which it is legally required to disclose to persons to whom he is legally required to disclose, and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information.

9.Inventions. Employee acknowledges that while employed by Mistras or any of its Affiliate, Employee may have made “Inventions” of value to Mistras and its Affiliates. The term “Inventions” means all inventions, ideas, designs, logos, trademarks, trade names, service marks and works of authorship, and any or all forms of intellectual property, regardless of (i) whether or not patentable or copyrightable or subject to analogous protection (such as under trademark laws), (ii) the form or state of development, (iii) whether or not Employee made the Inventions alone or with others, (iv) whether the Inventions were conceived or made by Employee, alone or with others, while employed by Mistras or any of its Affiliates, and (v) whether the Inventions were conceived or made during regular working hours or the location where they were conceived or made.

Employee agrees that:

(i)        Employee has or will promptly disclose any such Inventions promptly to Mistras and will not disclose them to anyone other than authorized Mistras personnel;

(ii)    The Inventions will belong solely to Mistras or its Affiliate from conception as “works made for hire” (as that term is used under U.S. copyright law) or otherwise. To the extent that title to any such Inventions does not, by operation of law, vest in Mistras or its Affiliate, Employee hereby irrevocably assigns to Mistras or its Affiliate thereof all right, title and interest, including, without limitation, tangible and intangible rights such as patent rights, trademarks, trade names, service marks and copyrights, that Employee may have acquired in and to all such Inventions, and all benefits and/or rights resulting therefrom, and agrees to promptly execute any further specific assignments related to such Inventions, benefits and/or rights at the request of Mistras.

(iii)    Employee will, upon reasonable request, assist Mistras and any of its Affiliate in obtaining and maintaining patent, copyright, trademark and other appropriate protection for them in all countries, at Mistras’ or such Affiliate’s expense. If Mistras or any of its Affiliate is unable to secure Employee’s signature after reasonable effort in connection with any patent, trademark, copyright, or other similar protection relating to an Invention, Employee hereby irrevocably designates and appoints Mistras and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and on his behalf and stead to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, trademarks, copyrights, mask works or other similar protection thereon with the same legal force and effect as if executed by Employee.

10.Advice to Consult an Attorney. Employee is hereby advised to consult with Employee’s own attorney prior to signing this Agreement, because Employee is giving up significant legal rights. Employee acknowledges that Employee has been so advised and has had the opportunity to consult with an attorney and carefully consider the terms of this Agreement.

11.Knowing Act After Time to Consider. Employee acknowledges that Employee has been given a reasonable period of time of up to 21 days to consider this Agreement prior to signing this Agreement. By executing this Agreement, Employee represents and acknowledges that Employee’s execution was a knowing and voluntary act after receiving ample time in which to consider and understand this Agreement, and in which to review this Agreement with an attorney. If Employee does not sign and return this Agreement to Mistras before the end of the 21 day period, this Agreement shall be null and void and of no further force or effect.

12.Right to Rescind. Employee understands that Employee has seven (7) days after signing this Agreement to rescind it. To rescind this Agreement, Employee must send a letter signed by Employee to Michael Keefe, Executive Vice President, General Counsel either by fax at (609) 716-4179 or email to Michael.keefe@mistrasgroup.com or via mail to Mistras Group, Inc. 195 Clarksville Road, Princeton Junction, NJ 08550 before the end of the seven-day period. In the event of such a rescission by Employee, Mistras shall no longer be obligated to make the payments pursuant to this Agreement. Mistras and Employee agree that this Agreement shall not become effective or enforceable until the eighth (8th) day after the execution of this Agreement; and that if Employee revokes this Agreement prior to the eighth (8th) day after the execution of this Agreement, this Agreement, and the promises contained in this Agreement, shall automatically be deemed null and void. Employee’s acceptance of the monies paid by Mistras pursuant to this Agreement at any time more than seven (7) days after the execution of this Agreement by Employee shall constitute an admission by Employee that Employee did not revoke this Agreement during the revocation period of seven (7) days; and shall further constitute an admission by Employee that this Agreement has become effective and enforceable.

13.Return of Property. Employee represents that Employee has returned to Mistras all Mistras property in Employee’s custody, possession or control, including but not limited to any personal computers, computer disks, work files, memoranda, notes, records and other documents made or compiled by Employee or made available to Employee during the term of employment. If Employee later determines he is in possession of such property, Employee shall immediately return it to Mistras. Mistras has agreed that Employee may retain his company laptop and mobile phone and transfers ownership of these to him as well as the mobile number used by Employee while employed by Mistras

14.Agreement not to Sue. Employee represents that Employee has not filed any complaints or charges against the Released Parties with any court, governmental agency, private arbitrator or other private organization. In addition, Employee agrees to take any and all steps necessary to ensure that no Released Action shall ever be prosecuted by Employee, through Employee, or on Employee’s behalf in court or agency and hereby warrants and covenants that no such action shall ever be prosecuted in any court, agency or other tribunal. Employee expressly waives and relinquishes any rights and benefits pursuant to any law, rule or regulation in any jurisdiction with respect to the covenants and waivers herein, and does so understanding and acknowledging the significance and consequences of such specific covenants and waivers. Employee expressly accepts and assumes the risk that additional or different facts or claims may be discovered after execution of this Agreement, and Employee agrees that this Agreement shall remain effective notwithstanding such discovery.

15.Indemnification. Employee shall indemnify Released Parties against any loss or liability whatsoever, including reasonable attorneys’ fees, caused by any action or proceeding which is brought by Employee or on Employee’s behalf with respect to any claims released by this Agreement. Should Employee commence or prosecute any action or proceeding contrary to the provisions of this Agreement, Employee agrees to indemnify the Released Parties for all court costs and attorneys’ fees incurred by the Released Parties in the defense of such action or in establishing or maintaining the application or validity of this Agreement or its provisions. Employee shall also indemnify the Released Parties for any claims against any of them by any government or taxing authority for any taxes due on account of payments made to Employee hereunder.

16.No Admission of Wrongdoing. Employee and Mistras agree that this Agreement is not to be construed as an admission, by either, of any wrongdoing, by either.

17.Choice of Law. This Agreement shall be interpreted and construed in accordance with, and shall be governed by, the laws of the State of New Jersey, without giving effect to principles of conflicts of law of New Jersey or any other jurisdiction, and, when applicable, the laws of the United States, irrespective of where any action may arise or whether any jurisdiction other than New Jersey has accepted jurisdiction of this matter.

18.Invalid Agreement Provisions. Should any provision of this Agreement become or be held to be legally unenforceable, the court or arbitrator making such determination shall modify such provision so as to make the provision enforceable to the fullest extent permitted by law and, if such provision cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect and this Agreement shall be construed as if the Agreement had never included the unenforceable provision. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. In no event shall any reformation be made or the Agreement remain in full force and effect if the releases set forth in Section 5 are considered unenforceable or invalid in any material respect.

19.Arbitration; Injunctive Relief. (a) Except as specifically excepted below, in the event of any controversy or dispute concerning Employee’s employment with Mistras, Employee’s separation therefrom, any future disputes concerning this Agreement or any alleged breach thereof, or any future dispute of any kind whatsoever between Employee and Mistras or any other Released Party at any time in the future, Mistras and Employee agree that all such matters shall be resolved by binding arbitration before the American Arbitration Association (“AAA”), with the prevailing party to recover costs and reasonable attorneys’ fees. Those claims excluded from this arbitration provision are limited to: (1) claims for unemployment benefits; (2) claims for workers’ compensation benefits; and (3) any claim for injunctive relief to enforce the provisions of this Agreement concerning the covenants in Section 7, Confidential Information in Section 8 and Inventions in Section 9 (the “Excluded Claims”). Each party to this Agreement shall be entitled to commence the arbitration within 120 days of the event giving rise to the dispute or, if a longer period is required by law, within the shortest period permissible. Any dispute for which arbitration is not commenced within 120 days or the shortest period permissible under the law shall be forever waived. After appropriate notice to the other party, the AAA shall proceed to hear the matter even if any party so notified of the proceeding should refuse to participate; the AAA shall render its award in accordance with the evidence even in the absence of such party. If for any reason the AAA is unavailable to hear any matter subject to arbitration hereunder, the parties will arbitrate their matter under the auspices of the Judicial Arbitration and Mediation Service (“JAMS”). In the alternative, instead of arbitrating before AAA or JAMS, the parties may agree to arbitrate before another group, if they can mutually agree upon another group. The parties shall have the right to engage in the limited discovery required by law as determined by the neutral arbitrator. The neutral arbitrator shall be authorized to award the full range of relief available in a civil action. The arbitrator will also be required to issue a written decision setting forth essential findings and conclusions. The arbitration charges will be shared equally by the parties up to an amount equal to the cost of a first appearance for a plaintiff filing a matter in state court; thereafter, any reasonable arbitration charge in excess of that cost shall be advanced by Mistras. The venue of any arbitration proceeding instituted pursuant to this paragraph shall be New Jersey, unless otherwise agreed by the parties at the time. THE PARTIES CONSENT THAT ANY AND ALL DISPUTES EXCEPT FOR THE EXCLUDED CLAIMS SHALL BE SUBMITTED TO ARBITRATION AND HEREBY KNOWINGLY AND VOLUNTARILY WAIVE ALL RIGHTS TO A JUDICIAL DETERMINATION OF THESE MATTERS, INCLUDING THE RIGHT TO A TRIAL BY JURY.

        (b)    Employee agrees that in the event of any breach or threatened breach by Employee of Sections 7, 8 or 9 this Agreement, Mistras party may seek injunctive and/or other preliminary or equitable relief, in addition to any other remedies available at law.

20.No Other Agreements. This Agreement represents the full agreement between Employee and Mistras, and this Agreement supersedes any other agreements, oral or written, express or implied, regarding the subject matter of this Agreement. This Agreement may be modified only by written agreement signed by Employee and an authorized representative of Mistras and this Agreement may not be modified by any oral or implied agreement.

[signatures on following page]

EMPLOYEE AFFIRMS AND ACKNOWLEDGES THAT EMPLOYEE HAS READ THIS AGREEMENT, AND THAT EMPLOYEE IS SIGNING THIS AGREEMENT KNOWINGLY AND VOLUNTARILY.

EMPLOYEE:

          /s/ Jonathan Wolk                                 Date: February 24, 2023
    Jonathan Wolk

MISTRAS GROUP, INC.

By:         Michael C. Keefe                             Date: February 27, 2023
Michael C. Keefe
Executive Vice President, General
Counsel and Secretary